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CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in Amendment No. 1 to the registration statement of Strategix Solutions, Inc. on Form S-1 (File No.333-56289) of our report dated June 8, 1998, on our audits of the consolidated financial statements of Strategix Solutions, Inc. and Subsidiaries. We also consent to the references to our firm under the captions "Experts" and "Selected Consolidated Financial Data".


/s/ PricewaterhouseCoopers LLP

Jacksonville, Florida
July 20, 1998